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                                                                    EXHIBIT 10.3

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT


THIS AMENDMENT to the Employment Agreement effective July 1, 1999 between DIRECT ALLIANCE CORPORATION and BRANSON SMITH (the "Employment Agreement") is entered into as of July 1, 2001 by and among INSIGHT ENTERPRISES, INC. (the "Company"), DIRECT ALLIANCE CORPORATION ("DAC") and BRANSON SMITH ("Executive").

                                 R E C I T A L S

A. Executive is currently employed by DAC, a wholly owned subsidiary of the Company. The terms and conditions of such employment are set forth in the Employment Agreement.

B. Effective as of July 1, 2001, the parties wish to amend the Employment Agreement as provided in this Amendment.

IN CONSIDERATION of the premises and the respective covenants and agreements of DAC, the Company and Executive contained in this Amendment, the sufficiency of which is hereby acknowledged, DAC, the Company and Executive agree as follows:

1. Amendment and Effect. Except to the extent the Employment Agreement is modified by this Amendment, it shall remain in full force and effect. Any terms beginning with an initial capital letter used in this Amendment and not otherwise defined herein shall have the meanings given them in the Employment Agreement.

2. As of the effective date of this Amendment, all references to "Company" in the Employment Agreement shall be deemed to refer to Insight Enterprises, Inc. rather than to Direct Alliance Corporation.

3. Delete Section 2 ("POSITION AND DUTIES") of the Employment Agreement in its entirety and replace with the following:

      "2.   POSITION AND DUTIES

      "(a) Job Duties. Company does hereby employ, engage and hire Executive to serve in an executive capacity, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive duties as the Company's Board of Directors (the "Board") or Chief Executive Officer (the "CEO") shall reasonably determine from time to time. Executive's initial title shall be President of Company, and his initial duties shall include responsibility for the day-to-day operations of Company's two operating subsidiaries, Insight Direct Worldwide, Inc. and Direct Alliance Corporation, and for certain other of Company's subsidiaries as directed by the Board or the CEO. Such title and duties may be changed from time to time by the Board or the CEO, provided that such duties and authority shall not be materially different than the date of this agreement; further that the authority of the Executive shall not be diminished and that the Executive shall not be demoted to any position other than President of Direct Alliance Corporation. Executive will report to the CEO. Executive will devote substantially all of his working time and effort to his duties on behalf of Company, reasonable absences because of illness, vacation, and personal and family exigencies excepted.



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      "(b)  Best Efforts. Executive agrees that at all times during the
            Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company ) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in Section 10 of this Agreement when such interest constitutes less than one percent (1.0%) of the issued and outstanding equity of such public or private company."

4. Delete Section 3 ("COMPENSATION") of the Employment Agreement in its entirety and replace with the following:

      "3.   COMPENSATION

      "(a) Base Salary. Company shall pay Executive a "Base Salary" in consideration for Executive's services to Company at the rate of $250,000 per annum. The Base Salary shall be payable as nearly as possible in equal semi-monthly installments or in such other installments as are customary from time to time for Company's executives. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

      "(b)  Incentive Compensation.

            "(1) Executive shall also be permitted to participate in such incentive compensation plans as are adopted by the Board from time to time. Beginning on July 1, 2001 and continuing through the Employment Period, Executive shall be entitled to an incentive bonus, calculated and payable quarterly, equal to two percent (2.0%) of Company's "net earnings", provided that Company's net earnings exceed the Minimum Amount for the applicable fiscal quarter.

            "(2) For purposes of calculating Executive's incentive bonus pursuant to this Subsection (b), Company's "net earnings" shall be Company's consolidated net after tax earnings, calculated in accordance with accounting principles generally accepted in the United States (US GAAP) and applicable Securities and Exchange Commission regulations, prior to any incentive bonus amounts for Executive and other executives of Company. The amounts payable pursuant to this Subsection 3(b) shall be paid on or before thirty (30) days after the public financial reporting by Company at the end of the applicable fiscal quarter. For purposes of this Subsection 3(b), the term "Minimum Amount" means an amount equal to eighty percent (80%) of the average of Company's net earnings for the immediately preceding four fiscal quarters ended prior to the applicable fiscal quarter.

            "(3) If upon final presentation of consolidated financial statements to Parent by the Parent's outside Certified Public Accountants, the "net earnings" of Company requires adjustment, then, within thirty (30) days after such presentation, Company or Executive, as the case may be, shall pay to the other the amount necessary to cause the net amount of incentive bonus paid to be the proper amount after adjustment; provided that if Executive shall pay Company pursuant


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                  to the provisions of this clause (3), then the amount the
                  Executive shall pay will be reduced by the taxes withheld by Company attributable to such amount ("Withheld Portion"), and the Company shall apply the Withheld Portion toward Company's withholding obligations with regard to any subsequent payments of Base Salary and incentive compensation made pursuant to Sections 3(a) and 3(b).

      "(c) Incentive Compensation Guarantee. For each fiscal quarter from July 1, 2001 through December 31, 2002 during or prior to which quarter this Agreement has not been terminated by Company for Cause or by Executive without Good Reason, Company guarantees that the incentive compensation to be paid to Executive pursuant to Section 3(b) will total at least $187,500.00 for each such quarter.

      "(d) Incentive and Benefit Plans. Executive will be entitled to participate in those incentive compensation and benefit plans reserved for Company's executives, including any stock option plans, in accordance with the terms of such compensation and benefit plans. Additionally, Executive shall be entitled to participate in any other benefit plans sponsored by Company, including any savings plan, life insurance plan and health insurance plan available generally to employees of Company from time to time, subject to any restrictions specified in, or amendments made to, such plans.

      "(e) Vacation. Executive shall be entitled to four (4) weeks vacation during the calendar year, and such additional vacation time as the Board shall approve, with such vacation to be scheduled and taken in accordance with Company's standard vacation policies, but this provision is not intended to interfere with or limit Executive's discretion to determine the appropriate time to be devoted to his duties hereunder."


THIS AMENDMENT AGREED TO AND ACCEPTED BY:

                                          COMPANY:
                                          INSIGHT ENTERPRISES, INC.
                                          a Delaware corporation


                                              /s/ Timothy A. Crown
                                              -----------------------
                                          By: TIMOTHY A. CROWN,
                                              CHIEF EXECUTIVE OFFICER

                                          DAC:
                                          DIRECT ALLIANCE CORPORATION
                                          a Delaware corporation


                                              /s/ Timothy A. Crown
                                              -----------------------
                                          By: TIMOTHY A. CROWN,
                                              CHIEF EXECUTIVE OFFICER



                                          /s/ Branson Smith
                                          --------------------------
                                          EXECUTIVE: BRANSON SMITH




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